CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 26, 2011, accompanying the financial statements of Pennsylvania Investors' Quality Tax-Exempt Trust, Series 15 (included in Van Kampen Unit Trusts, Municipal Series 675) as of January 31, 2011, and for the period from February 14, 2008 (date of deposit) through January 31, 2009 and for each of the two years in the period ended January 31, 2011 and the financial highlights for the period from February 14, 2008 (date of deposit) through January 31, 2009 and for each of the two years in the period ended January 31, 2011, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-148538) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 26, 2011